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As filed with the Securities and Exchange Commission on October 8, 2009

Registration No. 333-162115

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DRAGONWAVE INC.
(Exact name of Registrant as specified in its charter)

Canada (Province or other Jurisdiction of Incorporation or Organization)	4812 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if applicable)

411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9, (613) 599-9991
(Address and telephone number of Registrant's principal executive offices)

Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, (800) 927-9800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Peter Allen DragonWave Inc. 411 Legget Drive, Suite 600 Ottawa, Ontario, K2K 3C9 Canada (613) 599-9991	Andrea Johnson Fraser Milner Casgrain LLP 99 Bank Street, Suite 1420 Ottawa, Ontario, K1P 1H4 Canada (613) 783-9600	Craig Andrews Matthew Leivo DLA Piper LLP (US) 4635 Executive Drive, Suite 1100 San Diego, CA 92121 USA (858) 677-1400	Martin Langlois Ian G. Putnam Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, M5L 1B9 Canada (416) 869-5500	Andrew Foley Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 USA (212) 373-3000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	☐
pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

Explanatory Note

        This Amendment No. 1 to Registration Statement on Form F-10 (Registration No. 333-162115 is being filed solely for the purpose of filing Exhibits 4.7 and 4.8, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

I-1

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

        Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity and provided that (a) the director, officer or other individual acted honestly and in good faith with a view to the best interest of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request and, (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b), above. A director, officer or other individual referred to above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the Registrant or other entity as described above, if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and fulfils the conditions set out in (a) and (b), above. A Registrant may advance monies to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the monies if the individual does not fulfill the conditions set out in clauses (a) and (b), above.

        The Registrant's By-Law No. 1A (the "By-Law") provides that, subject to the provisions of the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the Registrant or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The Registrant shall also indemnify any such person in such other circumstances as the CBCA or other law permits or requires. Nothing in the By-Law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Law to the extent permitted by the CBCA or other law.

        The Registrant has also entered into contractual indemnification agreements in favor of each of the directors that provide, to the full extent allowed by law, that the Registrant shall indemnify and save harmless each director, his estate, executors, administrators, legal representatives and lawful heirs, from and against any and all costs, charges of expenses (including, but not limited to, an amount paid to settle any action or to satisfy any judgment, legal fees on a solicitor and client basis, other professional fees, out-of-pocket expenses for attending proceedings including discoveries, trials, hearings and meetings, and any amount for which he is liable by reason of any statutory provision whether civil, criminal or otherwise ("indemnifiable costs")), suffered or incurred by the director or such other indemnified parties, directly or indirectly, as a result of or by reason of the director: (i) being or having been a director or officer of the Registrant or an affiliate of the Registrant or by reason of any action taken by the director in his capacity as a director or officer of the Registrant or an affiliate of the Registrant; (ii) being or having been a member of a committee of the board of directors of the Registrant or an affiliate of the Registrant; or (iii) acting as a member of the plan administrator pursuant to the Registrant's Stock Option Plan, subject to certain conditions being satisfied including that the director: (a) acted honestly and in good faith with a view to the best interests of the Registrant, or the best interests of the Registrant's affiliate, as the case may be; and (b) in the case of a criminal or administrative action, proceeding, investigation, inquiry or hearing that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The indemnities also provide that indemnifiable costs will be paid by the Registrant immediately, with the agreement that, in the event it is ultimately determined that the indemnified party was not entitled to be so indemnified, such amounts shall be refunded to the Registrant.

        A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the By-Law and the CBCA.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

 EXHIBITS

Exhibit No.		Description
3.1	†	Underwriting agreement.
4.1	(*)	Annual Information Form for the year ended February 28, 2009, dated May 7, 2009.
4.2	(*)	Management's Discussion and Analysis for the fiscal year ended February 28, 2009, dated May 7, 2009.
4.3	(*)	Management's Discussion and Analysis for the three month period ended May 31, 2009, dated July 14, 2009.
4.4	(*)	Management's Proxy Circular dated May 14, 2009 prepared in connection with the annual and special meeting of shareholders held on June 9, 2009.
4.5	(*)	Press release dated June 9, 2009 announcing the ratification of the Registrant's shareholder rights plan by the shareholders.
4.6	(*)
Amended audited consolidated financial statements for fiscal years ended February 28, 2009 and February 29, 2008, and amended unaudited interim consolidated financial statements for the three month period ended May 31, 2009.
4.7		Unaudited interim consolidated financial statements for the three and six month periods ended August 31, 2009.
4.8		Management's Discussion and Analysis for the three and six month periods ended August 31, 2009, dated October 8, 2009.
5.1		Consent of Ernst & Young LLP.
5.2	(*)	Consent of Fraser Milner Casgrain LLP.
6.1	(*)	Powers of Attorney.

†
To be filed by amendment.

(*)
Previously filed.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

(a)
Concurrently with the initial filing of this Registration Statement, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)
Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Country of Canada, on this 8th day of October, 2009.

DRAGONWAVE INC.
By:	/s/ PETER ALLEN Name: Peter Allen Title: Chief Executive Officer

III-2

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PETER ALLEN Peter Allen	Chief Executive Officer, and Director (Principal executive officer)	October 8, 2009
/s/ RUSSELL FREDERICK Russell Frederick	Chief Financial Officer, and Director (Principal financial officer)	October 8, 2009
* Ruth Bengough	Controller	October 8, 2009
* Gerry Spencer	Chairman of the Board of Directors, and Director	October 8, 2009
* Jean-Paul Cossart	Director	October 8, 2009
* Terence Matthews	Director	October 8, 2009
* Claude Haw	Director	October 8, 2009
* Carl Eibl	Director	October 8, 2009

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement in the capacity of the duly authorized representative of the Registrant in the United States on this 8th day of October, 2009.

DRAGONWAVE INC.
		By:	* Carl Eibl Director
*By:	/s/ PETER ALLEN Peter Allen Attorney- in- fact

III-3

 EXHIBITS

Exhibit No.		Description
3.1	†	Underwriting agreement.
4.1	(*)	Annual Information Form for the year ended February 28, 2009, dated May 7, 2009.
4.2	(*)	Management's Discussion and Analysis for the fiscal year ended February 28, 2009, dated May 7, 2009.
4.3	(*)	Management's Discussion and Analysis for the three month period ended May 31, 2009, dated July 14, 2009.
4.4	(*)	Management's Proxy Circular dated May 14, 2009 prepared in connection with the annual and special meeting of shareholders held on June 9, 2009.
4.5	(*)	Press release dated June 9, 2009 announcing the ratification of the Registrant's shareholder rights plan by the shareholders.
4.6	(*)
Amended audited consolidated financial statements for fiscal years ended February 28, 2009 and February 29, 2008, and amended unaudited interim consolidated financial statements for the three month period ended May 31, 2009.
4.7		Unaudited interim consolidated financial statements for the three and six month periods ended August 31, 2009.
4.8		Management's Discussion and Analysis for the three and six month periods ended August 31, 2009, dated October 8, 2009.
5.1		Consent of Ernst & Young LLP.
5.2	(*)	Consent of Fraser Milner Casgrain LLP.
6.1	(*)	Powers of Attorney.

†
To be filed by amendment.

(*)
Previously filed.

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PART I Explanatory Note
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBITS